Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ollie’s Bargain Outlet Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-205685) on Form S-8 and the registration statement (No. 333-213514) on Form S-3 of Ollie’s Bargain Outlet Holdings, Inc. of our reports dated March 24, 2021, with respect to the consolidated balance sheets of Ollie’s Bargain Outlet Holdings, Inc. and subsidiaries as of January 30, 2021 and February 1, 2020, the related consolidated statements of income, stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended January 30, 2021, and the related notes and financial statement schedule I - condensed financial information of registrant (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of January 30, 2021, which reports appear in the January 30, 2021 annual report on Form 10-K of Ollie’s Bargain Outlet Holdings, Inc. Our report on the consolidated financial statements refers to a change in the accounting for leases.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 24, 2021